EXHIBIT (j)(8)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 112 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports each dated December 19, 2005, for Eaton Vance Tax-Managed Mid-Cap Core Fund (the "Fund") and the Tax-Managed Mid-Cap Core Portfolio for the year ended October 31, 2005 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of the Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP February 27, 2006 Boston, Massachusetts